EXHIBIT 4.1

REDACTED AND CONFORMED COPY

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 4, 2004 by and among Identix Incorporated, a Delaware corporation with a principal address at 5600 Rowland Road, Minnetonka, MN 55343 USA (“Buyer”), on the one hand, and Delean Vision Worldwide, Inc., a British Virgin Island corporation with a principal address at Bison Court, P.O. Box 3460, Road Town, Tortola, BVI (the “Seller”), Bruno Delean, an individual with a principal address at    (“Mr. Delean”), and Nicolas Vandenberghe, an individual with a principal address at    (“Mr. Vandenberghe”, together with Mr. Delean, the “Representing Shareholders”), on the other hand.

          WHEREAS, Seller has developed and exclusively owns certain biometric recognition software and related technology;

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all such biometric recognition software and related technology and all intellectual property rights thereunder; and

          WHEREAS, it is the intention of the parties hereto, and the other shareholders of the Seller, that subject to applicable law, the transactions contemplated hereunder qualify as a “reorganization” for U.S. tax purposes under Section 368(a)(1)(C) of the Code (as hereinafter defined), and Seller plans to, as an integral part of the transactions contemplated hereunder, distribute the consideration transferred to Seller by Buyer to the Representing Shareholders and the other shareholders of the Seller in complete liquidation of Seller.

          NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Artible 1
Certain Definitions

          As used in this Agreement, the following capitalized terms have the following meanings:

          “Acquired Assets” means the Software and the Patent Applications and the other assets described on Schedule 1, and the Intellectual Property Rights arising under or included therein.

          “Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency, commission or tribunal.

          “Affiliate” means any party controlled by, controlling or under common control with another party.

          “Agreement” means this Asst Purchase Agreement including all Schedules attached hereto which are hereby incorporated by reference.

          “Apportioned Obligations” shall have the meaning set forth in Section 7.2(b).

          “Assignments” means (1) the general assignment and sale of all ownership of, and rights title and interest to, the Acquired Assets to be executed by Seller in favor of Buyer and to be delivered by Seller to Buyer at Closing, (2) the assignment of all ownership of, and rights title and interest to, the Patent Applications to be executed by Seller in favor of Buyer and to be delivered by Seller to Buyer at Closing, and (3) the assignment of all rights and benefits by Seller to Buyer under the DTN Contract, and the assumption of all obligations and liabilities by Buyer under the DTN Contract, to be executed by Seller and Buyer and delivered by each party to the other at Closing.

          “Business” means the technology design, development and licensing business conducted by Seller relating to the Acquired Assets, and of which the Acquired Assets comprises all or substantially all of the assets used therefore. For the avoidance of doubt, Buyer is acquiring only the Acquired Assets and, except as otherwise expressly set forth in this Agreement, is not acquiring all of the any other business, assets or liabilities of Seller.

          “Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2.

          “Closing” means the consummation of the transactions contemplated by Section 2.1.

          “Closing Date” means March 9, 2004 or if later, the date on which the conditions set forth in Articles 8 and 9 shall be satisfied or duly waived in writing by Buyer or Seller, as the case may be, or if Seller and Buyer mutually agree on a different date for the Closing, the date upon which they have mutually agreed in writing.

          “Closing Price” means the closing price of the Common Stock on Nasdaq on the Closing Date.

          “Closing Tax Period” shall have the meaning set forth in Section 7.2(b).

          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

          “Common Stock: means shares of common stock of Identix Incorporated, par value $0.01 per share.

          “Consulting Agreements” means those certain consulting agreements, in form and substance satisfactory to Buyer, to be executed as of the Closing between Buyer and each of Mr. Delean and Mr. Vandenberghe.

          “Contract” means any written note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other written obligation or commitment and all rights therein.

          “Covered Liabilities” shall have the meaning set forth in Section 11.2.

          “DTN Contract” means that certain License And Distribution Agreement entered into as of    by and between    having a principal place of business at    , and    , a Delaware limited liability company, having its principal place of business at    .

          “Entity” means any Person other than a natural Person.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Assets” means all assets of Seller other than Acquired Assets.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission, or instrumentality of the United States or the European Union, any state of the United States or the European Union or political subdivision thereof, and any tribunal or arbitral authority of competent jurisdiction, and any self-regulatory organization.

          “Identified Employees” means Mr. Delean and Mr.Vandenberghe.

          “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

          “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Intellectual Property” means all ideas and inventions in written or other tangible form, patents, patent applications (including the Patent Applications), copyrights (including software), copyright applications, trademarks, service marks, trade names, domain names, logos, slogans and registrations and applications for registration thereof, trade secrets, know-how, processes, data, goodwill and other proprietary or intellectual property rights of any kind and all copies and tangible embodiments thereof, in whatever form, relating to the Acquired Assets.

          “Laws” means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

          “Licenses” means permits, registrations, filings, notices, approvals, franchises or other authorizations issued by a Governmental Authority.

          “Lien” means a restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest or other adverse claim of any kind or description.

          “Non Compete Agreement” means that certain non-competition and non-solicitation agreement, in form and substance satisfactory to Buyer, to be executed by the Seller in favor of Buyer and delivered to Buyer at Closing.

          “Orders” means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

          “Patent Applications” means the worldwide patent applications of Seller, or any employee, associate or Affiliate thereof, in each case as identified on Schedule 1, and all Intellectual Property Rights arising there under or included therein.

          “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          “Post-Closing Tax Period” shall have the meaning set forth in Section 7.2(b).

          “Pre-Closing Tax Period” shall have the meaning set forth in Section 7.2(b).

          “Purchase Price Shares” means the 675,000 shares of the Common Stock issued to Seller by Buyer at Closing in accordance with Article 2.

          “Requirements” means the technical and performance requirements attached hereto as Schedule 2.

          “Retained Liabilities” means all liabilities of Seller arising before or after the Closing, except as otherwise expressly set forth in this Agreement.

          “Returns” means returns, reports and forms required to be filed with any Governmental Authority.

          “Schedule” means any Schedule hereto.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Seller” means the Delean Vision Worldwide, Inc., a British Virgin Island corporation with a principal address at Bison Court, P.O. Box 3460, Road Town, Tortola, BVI.

          “Software” means Seller’s proprietary biometric recognition software and related technology and information, including without limitation any and all prior versions thereof, and work in progress, customer/client software adapters, computer programs (in all formats) algorithms, source code, object code and interfaces directly or indirectly relating thereto, in each case as identified on Schedule 1, and any and all documentation directly or indirectly relating thereto, and all Intellectual Property Rights arising there under or included therein.

          “Tax Authority” means any authority, agency, department, board or commission of any foreign, federal, state, provincial, county or local government or subdivision thereof responsible for levying and collecting Taxes.

          “Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including but not limited to, gross receipts, profits, sales, use, occupations, value added, ad valorem, transfer, franchise, withholdings, payroll, employment, excise or property taxes, together with any interest or penalties imposed with respect thereto.

          “Third-Party Claim” means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

          “Transactional Documents” shall mean this Agreement, the Assignments, the Warrant, the Consulting Agreements and the Non Compete Agreements.

          “Transfer Taxes” shall have the meaning set forth in Section 7.2(a).

          “Warrant” means that certain warrant substantially in the form of Schedule 2.2(c) hereto, to be issued by Buyer to Seller at Closing, providing for contingent rights in favor of Seller to purchase up to 800,000 shares of Common Stock at a per share exercise price equal to the Closing Price.

          “Warrant Shares” means the shares of Common Stock issuable upon valid exercise of the Warrant.

Artible 2
Purchase of Assets

          2.1 Closing; Purchase and Sale of Acquired Assets.

               (a) Subject to the satisfaction (or waiver) of the conditions set forth in Articles 8 and 9, the Closing shall take place at 4:00 p.m. Central Time on the Closing Date. The Closing shall occur at the offices of the Buyer, or at such other place as the parties may mutually agree. All transactions occurring at the Closing shall be deemed to be effective as of the Closing.

               (b) On the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the Buyer will purchase from Seller and Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, all right, title and interest in, to and under the Acquired Assets.

               (c) Seller shall retain all Retained Liabilities and all duties, obligations and liabilities associated with the Business, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, Buyer shall not assume any duties, obligations or liabilities, and the Seller shall retain, any and all duties, obligations and liabilities, directly or indirectly related to (1) any Contract of Seller (except for duties, obligations and liabilities arising under the DTN Contract, which Buyer will assume upon effectiveness of Closing), (2) any employee, agent, contractor or representative of Seller or any employee benefit or other plan of Seller, (3) any express or implied warranty, representation, agreement or guaranty made, or claimed by any Person to have been made, by Seller to any customer, user, licensee or purchaser made or claimed to have been made by Seller, whether before or after the Closing Date, or arising out of or due to or asserted to be arising out of or due to, operation of Laws, in connection with any product or software designed, developed, manufactured, marketed or distributed by Seller, whether arising before or after the Closing Date; (4) any and all liabilities for Taxes of Seller or any of its Affiliates or employees and any and all liabilities for Taxes in respect of or relating to the Business or the Acquired Assets for any period on or before the Closing Date; (5) any direct or indirect breach, violation, infringement, claim, damage, liability, or threatened claim or liability allegation of the same, against Seller or any Affiliate of the Seller arising at any time (other than any such breaches, violations, claims, damages, liabilities, or threatened claim or liability allegations relating to the Acquired Assets after the Closing), and any direct or indirect breach, violation, infringement, claim, damage, liability, or threatened claim or liability allegation of the same relating to the Acquired Assets prior to the Closing Date , including without limitation any claim or allegation that the Acquired Assets violate the intellectual property rights of any third party prior to the Closing Date, and (6) any direct or indirect breach, violation, or default by Seller or any Affiliate of Seller under any Contract between Seller (or any Affiliate of Seller) and any third party , whether arising before or after the Closing Date, or any actual or threatened claim or allegation of the same.

          2.2 Closing Documents.

          At the Closing:

               (a) Seller shall duly assign and transfer to Buyer ownership of the Acquired Assets by delivery of (i) the Assignments in substantially the form attached hereto as Schedule 2.2(a)(i), duly executed by Seller and Buyer, and (ii) the Acquired Asset deliverables identified on Schedule 2.2(a)(ii) hereof (“Acquired Asset Deliverables”).

               (b) Buyer shall deliver to the seller 675,000 shares of Common Stock; provided, however, that all of the Purchase Price Shares shall bear the restrictive legend identified in Section 3(e)(i) and 400,000 of the Purchase Price Shares shall bear the restrictive legend identified in Section 3(e)(ii).

               (c) Buyer shall issue and deliver to the Seller the Warrant.

               (d) The Seller shall duly execute and deliver to Buyer the Non Compete Agreement.

               (e) The Consulting Agreements shall be duly executed and delivered by the Buyer and Mr. Delean, and by Buyer and Mr. Vandenberghe.

               (f) Seller and Buyer shall deliver the certificates and other documents required to be delivered under Articles 2, 8 and 9 hereof.

          2.3 Allocation of Asset Purchase Consideration. The parties agree that, for all tax reporting purposes, the Purchase Price shall be allocated as determined by Buyer in its reasonable judgment.

Artible 3
Representations and Warranties of Seller and Representing Shareholders

Seller and each of the Representing Shareholders, individually and collectively, represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3:

          3.1 Receiving Securities for Own Account.

               (a) Seller is receiving the Purchase Price Shares and the Warrant, as well as contingent rights to exercise the Warrant for the Warrant Shares (the Purchase Price Shares, the Warrant and the Warrant Shares, together hereinafter, the “Securities”) for the Seller’s own account and not with a present view towards the distribution thereof, except that Seller may distribute all or any portion of the Securities to the Representing Shareholders and the other shareholders of the Seller pursuant to an applicable exemption from registration under the Securities Act. Seller and Representing Shareholders receiving Securities from Seller understand that the Seller and Representing Shareholders must bear the economic risk of holding the Securities indefinitely, and that neither Seller nor Representing Shareholders may transfer or sell the Securities unless and until (i) such transfer or sale is registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and (ii) with respect to the Lock Up Shares (as defined in Section 10.5), the lock-up restrictions described in Article 10 have been satisfied or lapsed.

               (b) Seller and Representing Shareholders have been furnished all materials relating to the business, finances and operations of the Buyer and its subsidiaries and materials relating to the issuance of the Securities that have been requested by the Seller and Representing Shareholders. Seller and Representing Shareholders have been afforded the opportunity to ask questions of the Buyer’s management and have received satisfactory answers to any such inquiries. Seller and Representing Shareholders have had access to information concerning, the business, affairs and financial condition of Buyer in order to verify the accuracy of the Buyer SEC Reports (as defined in Section 4.2).

               (c) Seller and Representing Shareholders understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

               (d) Seller and Representing Shareholders understand that the Securities have not been registered under the Securities Act or any state securities laws, and except as otherwise expressly contemplated by Section 3.1(a) may not be transferred or sold unless and until such time as such Securities are registered under the Securities Act and, with respect to the Lock Up Shares (as defined in Section 10.5), the lock up restrictions described in Article 10 have been satisfied or lapsed. Seller and Representing Shareholders agree and acknowledge that neither Buyer nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, in each case, other than pursuant to Article 10 hereof.

               (e) (i) Seller and Representing Shareholders understand that the certificates for all of the Purchase Price Shares and the Warrant shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States. The securities represented hereby may not be offered or sold in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred under an available exemption from the registration requirements of those laws.

               (ii) Seller and Representing Shareholders understand that the certificates for 400,000 of the Purchase Price Shares (which are also Lock Up Shares as defined in Section 10.5) will also bear a restrictive legend in substantially the following form:

The securities represented by this certificate are subject to the transferability restrictions indicated in Sections 10.2 and 10.5 of that certain Asset Purchase Agreement dated as of March 4, 2004 by and among Identix Incorporated, Delean Vision Worldwide, Inc., Bruno Delean and Nicolas Vandenberghe, a copy of which is maintained at the corporate offices of Identix Incorporated (the “Asset Purchase Agreement”). The securities represented hereby may not be transferred except in compliance with Sections 10.2 and 10.5 of the Asset Purchase Agreement.

               (f) Seller and each of the Representing Shareholders is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Neither Seller nor any Representing Shareholder is registered as a broker or dealer under Section 15(a) of the Exchange Act, or a member of the National Association of Securities Dealers (“NASD”). Seller and the Representing Shareholders have such knowledge and experience in financial and business matters that Seller and Representing Shareholder are capable of evaluating the merits and risks of the Securities.

               (g) Seller and the Representing Shareholders understand that the Securities are being delivered to Seller from Buyer in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the compliance of Seller and Representing Shareholders with, the representations, warranties, agreements, acknowledgments, and understandings of the Seller and Representing Shareholders set forth in this Section 3.1.

               (h) Seller and Representing Shareholders acknowledge and agree that Buyer and its advisors have not provided any advice to Seller or Representing Shareholders regarding the federal, state, local or foreign tax implications of the acquisition, ownership or disposition of the Securities and that it has been advised to consult its own tax advisor with respect to such implications.

          3.2 Incorporation; Authorization; Etc.

               (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its organization and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased on behalf of the Seller or the conduct of the Seller requires it to be so qualified, except where the lack of such qualification would not have an adverse effect on the Acquired Assets or a material adverse effect on the Business.

               (b) (1) Seller has all requisite corporate power and authority to own the properties and assets employed by Seller, including the Acquired Assets, to execute and deliver the Transactional Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transactional Documents, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller and its Board of Directors (or similar body under the loans if its jurisdiction) and no other proceedings or actions on the part of Seller, its Board of Directors or stockholders are necessary therefore. The execution, delivery, and performance of the Transactional Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of Seller’s or its Affiliate’s certificate of incorporation or bylaws (or similar governing instruments with different names), (ii) violate any provision of, or be an event that is (or with the passage of time or giving of notice will result in) a violation of, or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Acquired Assets pursuant to, any Contract or Order to which Seller or any of its Affiliates is a party or by which it is bound, (iii) violate or conflict with any other material restriction of any kind or character to which Seller or any of its Affiliates is subject, or (iv) violate any Law applicable to Seller. This Agreement has been and the other Transactional Documents to be executed by Seller as of the Closing Date will be, duly executed and delivered by Seller and will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent enforceability may be subject to bankruptcy, insolvency, reorganization and similar laws of relating to or affecting creditors’ rights generally, and except to the extent applicable laws may limit the enforceability of the Non-Compete Agreement. (2) Each Representing Shareholder represents and warrants to Buyer that this Agreement has been, and the other Transactional Documents to be executed by such Representing Shareholder as of the Closing Date, will be, duly executed and delivered by each Representing Shareholder and will constitute the legal, valid, and binding obligations of such Representing Shareholder, enforceable against such Representing Shareholder in accordance with their terms, except to the extent enforceability may be subject to bankruptcy, insolvency, reorganization and similar laws of relating to or affecting creditors’ rights generally, and except to the extent applicable laws may limit the enforceability of the non-compete provisions in the Consulting Agreements.

               (c) Seller’s Affiliates. Attached hereto as Schedule 3.2(c) is a list of all Affiliates of the Seller.

               (d) Shareholders. Attached hereto as Schedule 3.2(d) is a list of all shareholders of Seller.

               (e) Employees with Access to the Source Code of the Software. Attached hereto as Schedule 3.2(e) is a list of all employees of the Seller who have ever been granted any access to, designed, developed, compiled, de-compiled, copied, modified, or otherwise engineered in any manner whatsoever the source code of the

Software or any component, string or module thereof. All such employees have signed proprietary rights and inventions agreements pursuant to which such employees are legally obligated to maintain, in strict confidence the Software and pursuant to which such employees have assigned any and all right, title and interest (including any and all moral rights) of their work product directly or indirectly related to the Software to DVE (as defined in Section 3.3). DVE, in turn, has properly and lawfully assigned to Seller all of its right, title, and interest in and to the Software and all additional works of its employees that are directly or indirectly related to the Software. No Person, other than the employees identified on Schedule 3.2(e) and the Representing Shareholders, has ever been granted access to, designed, developed, compiled, de-compiled, copied, modified, or otherwise engineered in any manner whatsoever the source code of the Software or any component, string or module thereof. At and after the Closing, no Person, including without limitation, the Seller, any Affiliate of the Seller, the Representing Shareholders, or any of the employees identified on Schedule 3.2(e), will retain any copy or derivative of the source code to the Software, or any component, string or module thereof, except for the Buyer, who shall, as of the Closing, take the sole and exclusive possession, ownership and control of the same.

          3.3 Title to Acquired Assets.

               (a) Seller has good, valid and marketable title to all Acquired Assets free and clear of all Liens, and free and clear of any third party right, license or interest, except for the limited, non- exclusive sub-license granted by DV Europe SPRL, a Belgian corporation and a wholly owned subsidiary of Seller (“DVE”) to DTN Energy Services, LLC, a Delaware limited liability company (“DTN”) under the DTN Contract. DVE was granted by Seller the one-time, limited right to sublicense one component of the Software (the machine readable version of Seller’s Visual Skin Print SDK) to DTN under the DTN Contract. Seller granted no such other rights, licenses or sublicenses to any other Person, and other than the limited non exclusive license of the machine readable version of the Visual Skin Print SDK granted by DVE to DTN under the DTN Contract, neither Seller, any Affiliate of Seller (including DVE) nor any other Person has granted any rights, licenses or sublicenses, or transferred or otherwise conveyed to any other Person, the Software (or any component thereof), other than as expressly set forth on Schedule 3.3. No Person other than Seller has any license, right or interest in the Acquired Assets including the right to grant any interests in the Acquired Assets to third parties. Neither the algorithms nor the source code for Software has ever been escrowed by Seller or any Affiliate of Seller and there are no obligations, on the part of Seller or any Affiliate of Seller, to escrow such source code. Furthermore, no third party has actual or constructive possession of such algorithms or source code, or any right, express or implied, actual or alleged, to access or take possession such algorithms or source code in the future. At the Closing, Seller will deliver to Buyer good, valid and marketable title to the Acquired Assets free and clear of all Liens, rights, licenses and interests. At the Closing, Seller will fully and completely transfer exclusive ownership of the Acquired Assets and the Acquired Software Deliverables to Buyer, and shall not retain for itself or any other Person any copy the Software or any portion thereof or any copies of the Acquired Assets or any portion thereof.

               (b) Seller and Representing Shareholders represent and warrant to Buyer that other than the licensee under the DTN Contract, and except as expressly set forth on Schedule 3.3 hereto, no Person has been granted, either directly by Seller or indirectly through its Affiliates, distributors and resellers, any right or license to copy, modify, create derivative works, distribute copies of, transfer, or otherwise use or have access to the Software or the Patent Applications. Seller and Representing Shareholders represent and warrant to Buyer that any and all Software evaluation licenses granted by Seller or any Affiliates of Seller have been for the limited purpose of evaluation of the machine readable version of the Software only, and that all such evaluation licenses have expired or been terminated and the licensees under such evaluation licenses have no continuing rights to evaluate, use copy, modify or transfer the Software. Within thirty (30) days after the Closing Date, Seller shall inform all such third parties in writing that Buyer has acquired all right, title and interest in and to the Software and that Buyer desires to have commercial discussions with the third parties. For those third parties that are either (i) unwilling to have commercial discussions with Buyer, or (ii) are determined, in Buyer’s sole judgment, to not be reasonable prospects for commercial discussions, upon Buyer’s direction to Seller, Seller shall cause such third parties’ to return of the licensed Software to Seller in accordance with the terms of each applicable evaluation license. Seller shall, in turn, either forward the copies of the returned Software to Buyer or destroy the returned copies and certify to Buyer in writing that such destruction has taken place.

          3.4 Litigation; Orders. There are no Actions pending, or to the knowledge of Seller and the Representing Shareholders, threatened against Seller or Representing Shareholders (or either of them) relating directly or indirectly to the Business or the Acquired Assets or any Contracts of Seller or any Affiliate of Seller. As of the date hereof, there are no Orders against Seller or Representing Shareholders (or either of them) related to the Business or the Acquired Assets, and to the best knowledge of Seller and the Representing Shareholders, there are no events, facts, or circumstances that will result in an Action that would, individually or in the aggregate, have an adverse effect on the Acquired Assets or a material adverse effect on the Business.

          3.5 Contracts. Neither Seller nor any Representing Shareholder is party to or bound by any written or oral Contract directly or indirectly related to the Acquired Assets, other than the DTN Contract, and other than as expressly set forth on Schedule 3.3.

          3.6 Consents, Approvals, Other Authorizations. No filing with, notice to or authorization, consent or approval of, any Governmental Authority under any Law applicable to Seller or any other Person is required to be made, filed, given or obtained by Seller, Representing Shareholders, or any of its Affiliates, in connection with the consummation of the transactions contemplated by the Transactional Documents to which Seller is a party.

          3.7 Condition of Acquired Assets. The Acquired Assets constitute all the material technology, software, algorithms, source and object code, tools, designs, drawings, documentation, information and assets used by Seller to design, develop, operate, install and otherwise exploit the Acquired Assets in the 24 months immediately prior to the Closing Date and, immediately after the Closing, necessary for Buyer to continue to do the same in all material respects. The source code and algorithms for the Software meets or exceeds (plus or minus 5%) all requirements described in the Requirements. All media included in the Software is free from defects in material and workmanship. The Software does not contain any malicious code, program or other internal component (e.g., computer virus, computer worm, computer time bomb, booby trap or “Trojan Horse” or similar component) that could damage, destroy or alter the Software or which could, in any manner, reveal, damage, destroy or alter any data or other information accessed through or processed by the Software in any manner. There are no copy protections, hard or soft locks or similar mechanisms within the Software.

          3.8 Brokers, Finders, Etc. Except as set forth in the next succeeding sentence in this Section 3.8, neither Seller nor any Representing Shareholder has employed, or is subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith Mr. Delean has retained as his agent    . Mr. Delean agrees and acknowledges that he is solely responsible for any and all fees, commissions or other payments due to    arising out of or related to this Agreement or the transactions contemplated hereby.

          3.9 Intellectual Property.

               (a) Seller owns all Intellectual Property, and to the best knowledge of Seller and Representing Shareholders, such ownership is without any conflict with, or infringement of, the rights of others. Each element and item of Intellectual Property is owned exclusively by Seller and will be owned exclusively by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary action to maintain the confidential and proprietary nature of Intellectual Property and protect each and every element and item of Intellectual Property.

               (b) Seller developed the Software entirely through its own efforts for its own account. All personnel, including employees, agents, consultants and contractors, who contributed to or participated in the conception or development of the Software either (i) have been a party to a work-for-hire relationship with Seller that has accorded Seller full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Software or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Software. The Acquired Assets contain no software components in which any third party may claim superior or joint ownership or interest. The algorithms and source code for the Software were developed and have been maintained in strict confidence by Seller and all Affiliates of Seller. .

               (c) To the best knowledge of Seller and Representing Shareholders, in the operation of the Business, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties. None of the directors or officers (or employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, compliant, claim, demand or notice alleging any such interference, infringement, misappropriation or violation with respect to the Business (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the best knowledge of Seller and Representing Shareholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property.

               (d) Mr. Delean is the sole inventor of the inventions claimed in the Patent Applications. Mr. Delean properly and lawfully assigned to Seller all of his right, title, and interest in and to the Patent Applications and the inventions claimed therein. There are no un-curable defects in Mr. Delean’s assignment to Seller that may result in the invalidity of such assignment. The Patent Applications are the only patent applications of Seller or any Affiliate of Seller that directly or indirectly relate to the Software or that are otherwise associated with image processing for biometric use. The disclosures in the Patent Applications both enable and describe the best mode for the practice of the inventions claimed in the Patent Applications. The Patent Applications were timely filed before all potential bar dates. As of the date of this letter, Seller and the Representing Shareholders are aware of nothing that would anticipate or invalidate the claims in the Patent Applications. Seller satisfies all of the requirements for small entity status and all filing fees and all other patent office fees for the Patent Applications have been timely and properly paid as of the Closing Date.

               (e) To the best knowledge of Seller and Representing Shareholders, at and as of the Closing Date Buyer will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any intellectual property rights of third parties as a result of the purchase of the Acquired Assets or the issuance and award of any claims under the Patent Applications.

          3.10 Tax Returns and Payments. Neither Seller nor either Representing Shareholder has any knowledge of any unpaid Taxes or any actual or threatened assessment of deficiency or additional Tax with respect to any of the Acquired Assets or the Business. Seller has timely filed all Income Tax Returns required to be filed by or on behalf of Seller for any period ending on or before the date hereof, taking into account any extension of time to file that has been granted to or obtained on behalf of Seller, and all such Income Tax Returns are correct and complete in all material respects. Seller has paid when due all Taxes shown as due in such Income Tax Returns and all other Taxes that are due (or claimed by any Tax Authority to be due) in connection with the Acquired Assets or the Business or that may become due in connection therewith on or prior to the Closing Date.

          3.11 Revenue and Royalty Statements.

               (a) A true and complete copy of all license payments, fees, royalties and revenues generated by Seller from the license, sublicense, distribution or other transfer or commercialization of Software is attached hereto as Schedule 3.11. All such license payments, fees, royalties and revenues have arisen only from bona fide transactions in the ordinary course of business and consistent with past practice.

               (b) Seller does not have any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, which will individually or in the aggregate have an adverse effect on the Acquired Assets.

          3.12 Absence of Certain Changes or Events.

               (a) Since November 1, 2003, there have been no adverse changes in the condition, financial or otherwise, of the Acquired Assets;

               (b) Since July 16, 2003: (i) neither Seller, Representing Shareholders nor any Affiliate of Seller has entered into any transaction directly or indirectly related to the Acquired Assets other than as expressly set forth on Schedule 3.3; (ii) there has been no adverse change to any of the Acquired Assets; (iii) neither Seller nor any Affiliate of Seller has executed, created, amended or terminated any Contract related to the Acquired Assets other than as expressly set forth on Schedule 3.3; (iv) there has been no disclosure, license, sale, assignment or transfer of any Intellectual Property other than as expressly set forth on Schedule 3.3, nor has there been any settlement regarding the breach or infringement of any Contract, license or any Intellectual Property; and (vi) there has been no arrangement or commitment by Seller to do any of the things described in this Section 3.12.

          3.13 Personnel. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to any employees, including without limitation the Identified Employees. There is no pending or, to the best knowledge of Seller and the Representing Shareholders, threatened labor dispute, strike or work stoppage affecting the Acquired Assets.

          3.14 Compliance With Law; Permits. The Seller is not and has not been in violation of or default under any Law of any Governmental Authority or any Order applicable to the Acquired Assets and the Business is in compliance in all material respects with all applicable Laws. The Seller has not received, and to the best knowledge of Seller and the Representing Shareholders there does not exist, any notice, action, suit, hearing, charge or investigation to the effect that the Seller is or may be in violation of any Law or any Order with respect to the Acquired Assets or the Business. The Seller is duly licensed under all applicable Laws and possesses all Licenses necessary or required to conduct the Business as presently conducted, except where the failure to possess any such License would not adversely affect the Acquired Assets or materially adversely affect the Business.

Artible 4
Representations and Warranties of Buyer

          Buyer hereby represents and warrants to Seller and each Representing Shareholder as follows:

          4.1 Incorporation, Organization, Authorization, etc.

               (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver the Transactional Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including without limitation the issuance of the Securities in accordance with the terms hereof. The execution and delivery of the Transactional Documents, the performance of Buyer’s obligations hereunder and thereunder, including the issuance of the Securities in accordance with the terms hereof, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer and its Board of Directors and no other proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor.

               (b) The execution, delivery, and performance of the Transactional Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon or the creation of a security interest in any of Buyer’s or any of its Affiliates’ assets or properties pursuant to, any Contract or Order to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have an material adverse effect on Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been and the other Transactional Documents to which Buyer is a party on the Closing Date will be, duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, the Transactional Documents constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent enforceability may be subject to bankruptcy, insolvency, reorganization and similar laws of relating to or affecting creditors’ rights generally

          4.2 SEC Filings. Buyer has timely filed required reports to be filed by Buyer since December 31, 2002 with the SEC (the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and other applicable laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports, or necessary in order to make the statements in such Buyer SEC Reports in light of the circumstances under which they were made, not misleading.

          4.3 Brokers, Finders, Etc. Buyer has not employed, and is not subject to the claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

          4.4 No General Solicitation. Neither the Buyer nor any Person participating on the Buyer’s behalf in the transactions contemplated hereby has conducted any “general solicitation” or “general advertising” as such terms are used in Regulation D, with respect to any of the Securities.

          4.5 No Integrated Offering. Neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause the issuance of the Securities to be integrated with any prior offering of securities of the Buyer for purposes of the Securities Act or any applicable stockholder approval provisions.

          4.6 Issuance of Securities. The Securities have been duly authorized for issuance to Seller as contemplated by the terms of this Agreement, and upon the closing of the transactions contemplated hereby and the delivery of the certificates representing the Purchase Price Shares, the Purchase Price Shares will validly issued, fully paid, and nonassessable (subject to offset rights of Buyer identified in Section 11.7), and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Warrant Shares issuable upon exercise of the Warrant, in the event Seller’s rights to exercise vest in accordance with the terms thereof, will be, upon any such exercise, duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. All of the issued and outstanding shares of capital stock of Buyer are duly authorized, validly issued and non assessable. The issuance of the Securities is not subject to any preemptive or other similar rights of stockholders.

Artible 5
Covenants

          5.1 Investigation by Buyer; Access to Properties, Records and Employees.

From the date first above written through a period of the earlier of six months from and after the Closing Date or the date Seller dissolves or winds up its Business, Seller shall afford to representatives of Buyer reasonable access to Seller’s properties, employees, files, books and records related to the Acquired Assets during normal business hours, in order that Buyer may have reasonable opportunity to make such additional investigations as Buyer deems appropriate for the satisfactory transfer and operation of the Acquired Assets; provided, however, that such access shall not unreasonably interfere with the normal operations of Seller or the Business and that Buyer complies with any reasonable policies of Seller that are provided in writing by Seller to Buyer with respect to on-site visits.

          5.2 Reasonable Commercial Efforts, Obtaining Consents.

               (a) Subject to the terms and conditions herein provided, each of Seller, the Representing Shareholders and Buyer agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement.

               (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2, each of the Representing Shareholders and the proper officers and/or directors of Buyer and Seller shall take all such reasonably necessary action.

               (c) Each party hereto shall promptly inform the other of any material communication from or any Governmental Authority (unless prohibited by Law or the request of such Governmental Authority) regarding any of the transactions contemplated hereby. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party will advise the other party promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby.

          5.3 Conduct of Business. From the date hereof through the Closing, Seller and Representing Shareholders covenant and agree that:

               (a) Seller shall make use of the Acquired Assets in the ordinary and usual course in accordance with past practices, and shall not enter into any new Contract with respect to the Acquired Assets or amend any existing Contract with respect to the Acquired Assets, except to the extent necessary or appropriate to terminate such contract in furtherance of the transactions contemplated by this Agreement and without any obligation or liability to Buyer of any kind whatsoever;

               (b) Seller shall not compromise, waive or release any rights relating to the Acquired Assets;

               (c) Seller shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any Acquired Assets, or (ii) create or permit to exist any Lien on any Acquired Assets;

               (d) Seller and Buyer shall take such actions as are in their respective business judgment reasonably necessary to facilitate a smooth transition of the Acquired Assets from Seller to Buyer at the Closing.

               (e) Seller shall not take or agree to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          5.4 Further Assurances. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver all such other instruments of conveyance, assignment and transfer, and such affidavits and other instruments, in each case in form and substance satisfactory to Buyer, as shall be necessary or appropriate, in the reasonable opinion of Buyer, to effectively transfer to Buyer the Acquired Assets and carry out the purposes of this Agreement.

          5.5 Public Announcements; Confidentiality. Seller and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement, unless the text of such statement shall have been agreed upon by the parties. No information, documents or reports identified as “confidential” by the other party and concerning the Acquired Assets shall be disclosed to any Person, except to the extent required in carrying out the transactions contemplated by the Transactional Documents. From and after the Closing Date, nothing contained, nothing in this Section 5.5 shall prohibit Buyer from communicating with current and prospective customers and suppliers of Buyer for the purpose of informing such customers and suppliers that Buyer has acquired the Acquired Assets.

          5.6 Non-Competition. In consideration of the issuance by Buyer to Seller of the Purchase Price Shares and the Warrant hereunder, Seller agrees to enter, and the cause the Identified Employees to enter, the Non Compete Agreements. If any court determines that any of the restrictions contained in the Non Compete Agreements are not reasonable or go beyond what is acceptable by applicable law, the parties hereby give the court the right and power to interpret, alter, amend or modify any or all of the terms contained in such agreements to include as much of the scope, time period and geographic area as will render such restrictions enforceable.

          5.7 Negotiations with Third Parties. From the date hereof until the earlier of termination of this Agreement or consummation of transactions contemplated hereby, Representing Shareholders will not, and Seller will not, and Seller will not permit its officers, directors, employees, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with, or provide information to, any Person concerning the possible acquisition of the Acquired Assets or any other transaction that would be inconsistent with the transactions contemplated hereby. Seller and Representing Shareholders shall immediately cease and cause to be terminated any such contacts or negotiations with third parties and shall immediately notify Buyer if Seller or Representing Shareholders learn of any inquiry or proposal during such period concerning the possible acquisition of the Acquired Assets.

          5.8 Reasonable Commercial Efforts, Prosecution of Patent Applications. Immediately after the Closing, Seller shall instruct its patent counsel to deliver all files, information, data, research, correspondence etc. related to the Patent Applications to Buyer’s designated patent counsel. Buyer agrees to use reasonable commercial efforts in the continuing prosecution of the Patent Applications at its sole expense. If Buyer amends, modifies or changes the claims in the Patent Applications, then Buyer and Seller agree to negotiate in good faith respecting an appropriate amendment to the vesting schedules set forth in Annex A to the Warrant in a manner as may be equitable under the circumstances. Notwithstanding the forgoing, Seller agrees and acknowledges that the consideration offered by Buyer to Seller as represented by the Warrant and the Warrant Shares is tied specifically to the final award to Buyer of certain claims identified in Annex A to the Warrant in a manner that does not restrict such identified claims’ scope. Buyer may, in its reasonable good faith judgment, based on correspondence or action from the USPTO throughout the course of prosecution, determine that it is necessary or appropriate to make certain amendments, modifications or changes to claims in the Patent Applications that have the effect of restricting the scope of the claims identified in Annex A to the Warrant in order to preserve the viability of the identified claims in whole or in part, and if so, no equitable adjustment to the vesting schedule may be appropriate.

          5.9 Other Tax Matters. Notwithstanding anything to the contrary herein, the parties to this Agreement shall, if appropriate under applicable law and regulations, report the transactions contemplated by this Agreement (including without limitation the transfer of the Acquired Assets to Buyer and the subsequent liquidation of Seller) for all Tax purposes as a reorganization under Section 368(a)(1)(c) of the Code.

Artible 6
Employees, Employee Benefits and, Other Transitional Matters

          6.1 Buyer Assumes No Liabilities. Seller agrees and acknowledges that Buyer shall have no liability or responsibility for any employee of Seller or for the disposition of interests under any of Seller’s benefit or investment plans.

          6.2 Employee Plans. Buyer is not assuming any of the employee plans of Seller, and Buyer shall have no liability whatsoever to Seller or Seller’s employees with respect to severance pay or any accrued or future benefits under any such plans.

Artible 7
Tax Matters

          Seller covenants for the benefit of Buyer, and Buyer covenants for the benefit of Seller, as follows:

          7.1 Taxes and Refunds.

               (a) Seller shall be responsible for all Income Taxes arising with respect to the use of the Acquired Assets and accruing on or before the Closing Date and Seller shall be entitled to any refunds or credits of Income Taxes arising with respect to the use of the Acquired Assets attributable to taxable periods ending on or before the Closing Date.

               (b) Buyer shall be responsible for all Income Taxes accruing after the Closing Date with respect to the use of the Acquired Assets and Buyer shall be entitled to any refunds or credits of Income Taxes attributable arising with respect to the use of the Acquired Assets to taxable periods beginning on or after the Closing Date.

          7.2 Allocation of Transfer and Property Taxes.

               (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges, and fees including any deficiencies, interest, penalties, additions to tax or additional amounts excluding any Income Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

               (b) All personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period which fall on or before the Closing Date (this and any other tax period which includes one or more days falling on or before the Closing Date, a “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (a “Post-Closing Tax Period”). Seller shall be liable for the amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for personal property taxes relating to the Acquired Assets, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount or reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

          7.3 Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets. If either party becomes aware of any pending or threatened assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable the responsibility for which rests with the other party hereto, such party shall promptly so notify the other party in writing.

Artible 8
Conditions of Buyer’s Obligation to Close

          Buyer’s obligations to consummate the purchase of the Acquired Assets shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          8.1 Representations, Warranties and Covenants of Seller and Representing Shareholders.

               (a) The representations and warranties of Seller and Representing Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               (b) Seller and Representing Shareholders shall have performed each obligation and agreement and shall have complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing, except to the extent waived in writing by Buyer; and

               (c) Buyer shall receive at or prior to the Closing a certificate as to the effect that the conditions set forth in paragraphs (a) and (b) have been satisfied, dated as of the Closing Date, and validly executed by an authorized officer of Seller and by the Representing Shareholders.

          8.2 Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the lack of which would not reasonably be expected to have an adverse effect on the Acquired Assets.

          8.3 No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the transactions contemplated by this Agreement, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the transactions contemplated by this Agreement.

          8.4 This Section left blank intentionally.

          8.5 Review of Acquired Asset Deliverables. No less than three business days prior to the Closing Date, Mr. Vandenberghe shall deliver to Buyer, at Buyer’s R&D Center in Jersey City, NJ, a copy of the entire source code to the Software, along with written copies of all relevant build procedures and processes (if any). Buyer shall be able to fully compile the source code for the Visual Skin Print Cross Comparison Software, the Visual Skin Print Evaluation Kit, and the Visual Skin Print SDK (in each case as identified on Schedule 1 hereto) prior to Closing in Buyer’s build environment and with Buyer’s applications, and the compiled source code for the Visual Skin Print Cross Comparison Software shall execute and perform to the requirements and benchmarks described in the Requirements (plus or minus 5%). Additionally, Buyer shall be able to verify, prior to Closing, the directory structure and the existence of all main files for all Software. Mr. Vandenberghe or his designee shall provide such assistance with these compilation and verification exercises as may be reasonably requested by Buyer. Buyer agrees that it will conduct the review and evaluation of the Software source described in this Section 8.5 on a non-network computer in a secure room at Buyer’s facilities, and that only those employees of Buyer who have a need to participate in the review and evaluation shall have access to the room, and that such access will be solely for the purposes of the compilations and verification exercises described above.

          8.6 Transactional Agreements. Buyer shall receive at or prior to the Closing, executed copies of the Transaction Documents to be executed by Seller and Representing Shareholders.

          8.7 Proprietary Rights and Inventions Agreements. Buyer shall receive from Seller, at or prior to the Closing, executed copies of the proprietary rights and inventions agreements referred to in Section 3.2(e), in each case duly executed by the employees of Seller identified on Schedule 3.2(e).

          8.8 Assignment from DVE to Seller. Buyer shall receive from Seller, at or prior to the Closing, a copy of the written assignment from DVE to Seller pursuant to which DVE assigned all of its rights, tile and interest in and to the Software to Seller.

Artible 9
Conditions to Seller’s Obligation to Close

          Seller’s obligation to consummate the Asset Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

          9.1 Representations, Warranties and Covenants of Buyer.

               (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               (b) Buyer shall have performed each obligation and agreement and shall have complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing except to the extent waived in writing by Seller; and

               (c) Seller and the Representing Shareholders shall receive at or prior to the Closing an officer’s certificate as to the effect that the conditions set forth in paragraphs (a) and (b) have been satisfied, dated as of the Closing Date, and validly executed by an authorized officer of Buyer.

               (d) All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the lack of which would not reasonably be expected to have an adverse effect on the Acquired Assets.

               (e) At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the transactions contemplated by this Agreement, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the transactions contemplated by this Agreement.

               (f) Seller and the Representing Shareholders shall receive at or prior to the Closing, executed copies of the Transaction Documents to be delivered by Buyer.

Artible 10
Registration Rights and Lock Up Restrictions on Purchase Price Shares

          10.1 Registration Procedures and Expenses.

               (a) Following the Closing, the Buyer shall use reasonable commercial efforts to prepare and file with the SEC, no later than 60 days after Closing, a registration statements on Form S-3 in order to register with the SEC the resale by the Seller, from time to time, of the Purchase Price Shares and the Warrant Shares through Nasdaq or the facilities of any national securities exchange on which the Common Stock is then traded (a “Registration Statement”). Buyer shall use reasonable commercial efforts to cause such Registration Statement to be declared effective as promptly as practicable after filing.

               (b) Buyer shall prepare and file with the SEC (i) such amendments and supplements to the Registration Statement and the prospectus used in connection therewith, (ii) such Buyer SEC Reports and (iii) such other filings required by the SEC, in each case as may be necessary to keep the Registration Statement continuously effective and not misleading until the earliest of (A) the tenth anniversary date of the Closing, (B) such date as all of the Purchase Price Shares and the Warrant Shares that are issuable under the Warrant have been resold or (C) such time as all of the Purchase Price Shares and the Warrant Shares that are issuable under the Warrant and capable of being exercised under the Warrant can be sold within a given three-month period pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, following the effectiveness of the Registration Statement, Buyer may, at any time, but no more than twice in any 12 month period, suspend the effectiveness of the Registration Statement for up to no longer than 60 days as appropriate (a “Suspension Period”), by giving notice to the Seller, if Buyer shall have determined that Buyer may be required to disclose any material corporate development. Buyer will use reasonable commercial efforts to minimize the length of any Suspension Period. Seller agrees that, upon receipt of any notice from the Buyer of a Suspension Period, Seller will not sell any Purchase Price Shares or Warrant Shares pursuant to the Registration Statement until (i) Seller is advised in writing by Buyer that the use of the applicable prospectus may be resumed, (ii) Seller has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) Seller has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus. If Buyer shall give notice to Seller with respect to a Suspension Period, Buyer shall extend the period during which the Registration Statement shall be maintained effective pursuant to this Section 10.1(b) by the number of days during the period from the date of the giving of such notice to and including the date when such Suspension Period shall have ended.

               (c) Buyer shall file any documents required of Buyer for normal blue sky clearance in states specified in writing by Seller; provided, however, that Buyer shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

               (d) Other than fees and expenses, if any, of counsel, accountants or other advisers to Seller, which fees and expenses shall be borne by Seller, the Buyer shall bear all expenses (exclusive of any brokerage fees, underwriting discounts and commissions) in connection with the procedures in Section 10.1, paragraphs (a) through (d) of this Article 10.

          10.2 Transfer of Securities After Registration. Seller will not effect any disposition of the Purchase Price Shares or Warrant Shares that would constitute a sale within the meaning of the Securities Act, except: (a) pursuant to the Registration Statement, in which case Seller shall submit the certificates evidencing the Purchase Price Shares or Warrant Shares to the Buyer’s transfer agent, accompanied by a separate “Certificate” to the effect that (1) the applicable shares have been sold in accordance with the Registration Statement and (2) the requirement of delivering a current prospectus has been satisfied; or (b) in a transaction exempt from registration under the Securities Act, in which case the Seller shall, prior to effecting such disposition, submit to the Buyer an opinion of counsel in form and substance reasonably satisfactory to the Buyer to the effect that the proposed transaction is exempt from registration and in compliance with the Securities Act; provided, however, that an opinion of counsel shall not be required if the Seller is effecting such disposition pursuant to Rule 144 or 145 of the Securities Act.

          10.3 Indemnification.

               (a) As used in this Section 10.3 the following terms shall have the following respective meanings:

               (i) “Selling Shareholder” shall mean Seller and any transferee of the Seller who is entitled to resell Purchase Price Shares or Warrant Shares pursuant to the Registration Statement;

               (ii) “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 10.1; and

               (iii) “Untrue Statement” shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) Buyer agrees to indemnify and hold harmless each Selling Shareholder (and each person, if any, who controls the Selling Shareholder within the meaning of Section 15 of the Securities Act, and each officer, director, employee and representative of the Selling Shareholder) from and against any losses, claims, damages or liabilities to which such Selling Shareholder (and each person, if any, who controls the Selling Shareholder within the meaning of Section 15 of the Securities Act, and each officer, director, employee and representative of the Selling Shareholder) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on or after the effective date of the Registration Statement, or on or after the date of any prospectus or prospectus supplement or the date of any sale by Seller thereunder, or arise out of any failure by the Buyer to fulfill any undertaking included in the Registration Statement; provided, however, that the Buyer shall not be liable to such Selling Shareholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Selling Shareholder specifically for use in preparation of the Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements of Selling Shareholder contained in Article 10 respecting sale of the Shares.

               (c) Seller agrees to indemnify and hold harmless Buyer (and each person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act, and each officer and director of Buyer) from and against any losses, claims, damages or liabilities to which Buyer (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with Seller’s covenants and agreements contained in this Article 10 respecting sale of the Purchase Price Shares or Warrant Shares, or any Untrue Statement contained in the Registration Statement on or after the effective date thereof, or in any prospectus supplement as of its issue date or date of any sale by Seller thereunder, if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of Seller specifically for use in preparation of the Registration Statement.

               (d) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 10.3 such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

          10.4 Termination of Conditions and Obligations. The conditions precedent imposed by Articles 3 and 10 upon the transferability of the Purchase Price Shares and Warrant Shares shall cease and terminate as to any particular number of such shares when such shares shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such shares or at such time as an opinion of counsel satisfactory to Buyer shall have been rendered to the effect that the Securities may be transferred in a transaction exempt from registration under the Securities Act.

          10.5 Lock Up Restrictions on Purchase Price Shares.

In addition to the other restrictions and limitations set forth in Articles 3 and 10 on the transfer or sale by Seller of the Purchase Price Shares, Seller hereby covenants and agrees that, with respect to the 675,000 Purchase Price Shares:

               (a) From and after the effective date of the Registration Statement Seller shall have the right to transfer or sell 275,000 Purchase Price Shares; provided, however, that 400,000 of the Purchase Prices Shares (the “Lock Up Shares”) will be subject to the lock up restrictions and restrictive legends described below;

               (b) 200,000 of the Lock Up Shares will bear an additional restrictive legend prohibiting any transfer or resale of such shares prior to the date which is six months after the effective date of the Registration Statement, and Seller shall have no right to, and shall not, prior to such date, directly or indirectly transfer or sell such shares in the absence of the removal of such legend by the Buyer’s transfer agent, which removal shall require the prior written consent of Buyer as described in Section 10.6; and

               (c) 200,000 of the Lock Up Shares will bear an additional restrictive legend prohibiting any transfer or resale of such shares prior to the date which is 12 months after the effective date of the Registration Statement, and Seller shall have no right to, and shall not, prior to such date, directly or indirectly transfer or sell such shares in the absence of the removal of such legend by the Buyer’s transfer agent, which removal shall require the prior written consent of Buyer as described in Section 10.6.

          10.6 Removal of Restrictive Legends.

               (a) If Buyer is requested by a holder of the Purchase Price Shares or Warrant Shares to remove such restrictive legend from any stock certificates representing Purchase Price Shares (other than Lock Up Shares) or Warrant Shares, Buyer shall remove, or shall instruct its transfer agent to remove such legend if (i) such shares are being sold in a transaction registered under the Securities Act or (ii) such shares are being sold pursuant to an exemption from the registration requirements of the Securities Act, and such holder provides Buyer with an opinion of counsel, in form, substance and scope reasonably satisfactory to Buyer and customary for opinions of counsel in comparable transactions, to the effect that the sale and transfer of such shares have been made in reliance upon an exemption from registration under the Securities Act; provided, however, notwithstanding the foregoing, such holder shall not be required to provide to Buyer an opinion of counsel if the sale and transfer of such shares is being effectuated pursuant to Rule 144 or Rule 145 under the Securities Act.

               (b) Following the expiration of each restrictive period set forth in Sections 10.5(a)(b) and (c), respectively Buyer shall, if requested by a holder of Lock Up Shares, remove, or shall instruct its transfer agent to remove, the restrictive legend described n Section 3.1(e)(ii) from the stock certificates representing such Lock Up Shares as are no longer subject to such restrictions; provided, however, that Buyer shall not be required to remove, or instruct its transfer agent to remove, such restrictive legend if Buyer has exercised its right to withhold the removal of such legend pursuant to Section 11.7.

Artible 11
Survival; Indemnification

          11.1 Survival Periods. The representations and warranties in this Agreement shall survive the Closing for a period of 18 months after the Closing Date.

          11.2 Indemnification by Seller and Representing Shareholders. From and after the Closing Date, Seller and each Representing Shareholder shall, individually and collectively, indemnify, defend and hold harmless Buyer, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement (collectively, “Covered Liabilities”), suffered or incurred, directly or indirectly, by a Buyer Indemnified Party by reason of, or arising directly or indirectly out of, or related to (i) any of the Excluded Assets or the Retained Liabilities, including any liability based on negligence, gross negligence, strict liability or any other theory of liability, whether in law (whether common or statutory) or equity, or (ii) any breach of any representation, warranty or covenant of Seller or of any Identified Employee contained in the Transactional Documents or (iii) any action or inaction of Seller or its Affiliates with respect to the Acquired Assets or Intellectual Property on or before the Closing Date, (iv) any claim or Action from any current or former employee of Seller regarding wrongful termination or separation of employment, or (v) any present or former Contract, express or implied, between Seller (or any Affiliate of Seller) and any third party. The obligations of Seller in this Section 11.2 shall survive the Closing Date. Seller and Representing Shareholders agree that Buyer may offset any Covered Liabilities arising under this Section 11.2 per the procedures described in Section 11.7. Any claim for indemnification by a Buyer Indemnified Party under this Section 11.2 shall be delivered in writing to Representing Shareholders and Seller on or prior to that date which is 18 months following the Closing Date. Notwithstanding anything to the contrary in this Section 11.2, the maximum aggregate liability of Seller and Representing Shareholders under this Agreement shall not exceed the dollar amount that is equal to the product of the per share Closing Price times 995,000.

          11.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and Representing Shareholders and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses suffered or incurred, directly or indirectly, by a Seller Indemnified Party by reason of, or arising directly or indirectly out of, or related to any breach of any representation or warranty or covenant of Buyer contained in the Transactional Documents and the failure of Buyer to fulfill its obligations under the DTN Contract following the Closing Date. Any claim for indemnification by a Seller Indemnified Party under this Section 11.3 shall be delivered in writing to Buyer on or prior to that date which is 18 months following the Closing Date. Notwithstanding anything to the contrary in this Section 11.3, the maximum aggregate liability of Buyer under this Agreement shall not exceed the dollar amount that is equal to the product of the per share Closing Price times 995,000.

          11.4 Remedies. In the case of any and all claims with respect to fraud and willful misconduct, each of the Seller and the Seller Indemnified Parties, and each of the Buyer and the Buyer Indemnified Parties, shall have all rights and remedies under law and this Agreement from and after the Closing. In the case of any and all claims pursuant to Section 11.2 relating to breaches of representations, warranties and covenants contained in this agreement, Buyer acknowledges and agrees, for itself and on behalf of the Buyer Indemnified Parties, that its sole and exclusive remedy with respect to any and all such claims shall be pursuant to the indemnification provisions set forth in this Article 11. In the case of any and all claims pursuant to Section 11.3 relating to breaches of representations, warranties and covenants contained in this agreement, Seller acknowledges and agrees, for itself and on behalf of the Seller Indemnified Parties, that its sole and exclusive remedy with respect to any and all such claims shall be pursuant to the indemnification provisions set forth in this Article 11.

          11.5 Indemnification Procedures. If there occurs an event or occurrence (including any claim asserted or action or proceeding commenced by a third party) which a party (an “Indemnified Party”) asserts constitutes an indemnifiable event pursuant to Sections 11.2 or 11.3, the Indemnified Party shall provide written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder. The Indemnified Party shall give such written notice to the Indemnifying Party promptly after it becomes aware of the existence of any such event or occurrence. If a party receives written notice under this Article 11 and does not agree that it is required to indemnify the party giving such notice, it shall give notice of the same (a “Dispute Notice”) within 30 days of receipt of notice of the claim. If the parties cannot agree whether such claim is subject to the indemnity obligations hereunder within 10 days after receipt of the Dispute Notice, then the parties shall submit such dispute to arbitration under Article 13.2. If no Dispute Notice is received within such 30 day period, the party receiving such notice shall be deemed to have acknowledged liability for the relevant claim.

          11.6 Third Party Claims. In case any action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to elect to assume the defense thereof with counsel selected by it and reasonably acceptable to Indemnifying Party (provided that the Indemnifying Party has not denied its responsibility to indemnify the Indemnified Party hereunder with respect to such matter and, provided further, that any reservation of rights by the Indemnifying Party with respect to the question of whether it is responsible to indemnify the Indemnified Party hereunder shall not be deemed to constitute a denial for purposes of the preceding proviso). After notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of any such asserted claim at the cost of the Indemnifying Party. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

          11.7 Buyer’s Right to Offset. The amount of the Covered Liabilities related to each claim of the Buyer Indemnified Parties pursuant to Section 11.2 which (a) the Seller or the Representing Parties shall affirmatively acknowledge liability for or be deemed to acknowledge liability for by failure to timely provide a Dispute Notice pursuant to Section 11.5 or (b) has been Definitively Resolved in favor of the Buyer Indemnified Parties shall be satisfied by Buyer withholding its consent to the removal of the restrictive legends appearing on the stock certificate for the number of Lock Up Shares as is determined by dividing the amount of such Covered Liabilities by the closing price of the Common Stock on Nasdaq on the date the Buyer Indemnified Party gives notice to Seller and the Representing Shareholders pursuant to Section 11.5 (the “Claim Date Price”). If, following delivery of a notice for indemnification by Buyer Indemnified Parties to Seller or Representing Shareholders under Section 11.5, Seller and Representing Shareholders timely deliver a Dispute Notice to the Buyer Indemnified Parties, Buyer may withhold its consent to the removal of the restrictive legends appearing on the stock certificate for the number of Lock Up Shares as is determined by dividing the amount of such Covered Liabilities by the Claim Date Price, until such Dispute has been Definitively Resolved. From and after the expiration of each restrictive period set forth in Section 10.5(b) and (c) and except for any Lock Up Shares relating to pending or disputed indemnification claims, Buyer will not have the right to withhold the removal of the restrictive legends appearing on the stock certificates for the Lock Up Shares which are no longer subject to the restrictions of Section 10.5. For purposes hereof, any claim for indemnification by the Buyer Indemnified Parties shall be deemed to have been “Definitively Resolved” when any of the following events has occurred: (i) a claim is settled by mutual written agreement of Buyer, Seller and the Representing Parties; or (ii) a final judgment, order or award of a court of competent jurisdiction or arbitrator deciding such claim has been rendered, as evidenced by a certified copy of such judgment, order or award, provided that such judgment, order or award is not appealable or the time for making an appeal has expired.

Artible 12
Termination

          12.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

               (a) The mutual written consent of Seller and Buyer; or

               (b) Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Seller delivers written notice thereof; or

               (c) Buyer, provided it is not then in breach of any of its obligations hereunder, if Seller or Representing Shareholders fail to perform in any material respect any covenant in this Agreement when performance thereof is due or Seller or Representing Shareholders shall have breached in any material respect any of the representations or warranties contained in this Agreement and do not cure the failure or breach within thirty (30) business days after Buyer delivers written notice thereof; or

               (d) By Buyer, Seller or the Representing Shareholders if the Closing shall not have occurred on or prior to the date which is ninety (90) days from the date hereof.

          12.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and except as expressly provided in this Agreement, neither party shall have any further obligation or liability of any kind to the other party hereunder. Notwithstanding the foregoing, the provisions of Section 13.4 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement (including liability for fees and expenses incurred by the non-breaching party). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Section 3.6 (if any) shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made. Any materials or documents furnished by Seller or the Representing Shareholders to Buyer shall be retuned or destroyed pursuant to Section 6 of the Confidential Disclosure Agreement dated as of September 24, 2003 between Buyer and Seller.

Artible 13
Miscellaneous

          13.1 Counterparts. This Agreement may be executed by facsimile signature, and may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          13.2 Governing Law; Consent to Jurisdiction.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A. without reference to the choice of law principles thereof. Buyer and Seller irrevocably consent to and hereby submit to the jurisdiction of any state or federal court located in Hennepin County, Minnesota, in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties agree that process in any suit before any court sitting in the State of Minnesota may be commenced by service given in accordance with the provisions of Section 13.5.

               (b) Disputes; Arbitration.

               (i) Any indemnity claim dispute (a “Dispute”) under Section 11.5 arising between the Buyer, on the one hand, and Seller and the Representing Shareholders, on the other hand, shall be resolved by negotiation or, failing negotiation, by binding arbitration.

               (ii) The parties shall first attempt to settle any Dispute by negotiation. Within 10 days of receipt by a party of notice of a Dispute (“Dispute Notice”), each party shall designate in writing to the other party a representative who shall be authorized to resolve such Dispute. The parties’ representatives shall promptly meet and attempt to negotiate a resolution. If the Dispute has not been resolved within 45 days of receipt of the relevant Dispute Notice, then on the demand of either party the Dispute shall be finally and exclusively resolved by arbitration in accordance with the following provisions, provided that with regard to an arbitration filed within 60 days of receipt of Dispute Notice, no party shall assert the defense of statute of limitations or laches if the Dispute Notice was filed within the deadline or contractual time period provided for in this Agreement or the limitations period provided for under applicable law.

               (iii) If the Dispute has not been resolved by negotiation as provided above, then the Dispute shall be determined by binding arbitration in Minneapolis, Minnesota. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement, subject to any modifications contained in this Agreement or by mutual agreement by the parties. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury. There shall be a single neutral arbitrator.

               (iv) The arbitrator shall be required to follow the law of the State of Delaware, except that procedural issues shall be governed by the Rules. The arbitrator shall be empowered to award damages in excess of compensatory damages, including punitive, exemplary or similar damages with respect to any Dispute. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Each party shall bear its own expenses and will share equally in the arbitrator’s fees. The arbitrator shall be empowered to assess the costs of the arbitration, including reasonable attorneys’ fees and disbursements, against the non-prevailing party.

          13.3 Entire Agreement. This Agreement, the Schedules attached hereto, the Warrant, the Assignments, the Non-Compete Agreements, and the Consulting Agreements hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

          13.4 Expenses. Except as set forth in this Agreement, whether the purchase of the Acquired Assets is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that nothing herein shall preclude a party from seeking recovery of its expenses from a party that breached this Agreement; provided, further, that Seller shall pay the Buyer a termination fee equal to U.S. $500,000 in the aggregate if Seller indirectly or directly violates any of the restrictions set forth in Section 5.8. Such fee shall be paid by Seller to Buyer in immediately available funds within two business days of written demand by Buyer for payment under this Section 13.4.

          13.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

Delean Vision Worldwide, Inc
Bison Court
P.O. Box 3460
Road Town, Tortola
British Virgin Islands

Facsimile:

or at such other address and to the attention of such other Person as Seller may designate by written notice to the other parties. Notices to Mr. Delean shall be addressed to:

or at such other address and to the attention of such other Person as Mr. Delean may designate by written notice to the other parties. Notices to Mr. Vandenberghe shall be addressed to:

or at such other address and to the attention of such other Person as Mr. Vandenberghe may designate by written notice to the other parties. Notices to Buyer shall be addressed to:

Identix Incorporated
5600 Rowland Road
Minnetonka, MN 55343
Attn: Legal Dept.
Telecopy No.: (952) 979 8486

or at such other address and to the attention of such other Person as Buyer may designate by written notice to the other parties.

          13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations, under this Agreement without the express prior written consent of each other party hereto. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller shall be entitled to assign its rights under Article 10 of this Agreement to the Representing Shareholders and the other shareholders of Seller upon prior notice to Buyer but without the prior written consent of Buyer; provided, however, that any permitted assignee of Seller hereunder shall expressly agree in writing to assume and be bound by all of Seller’s restrictions and obligations set forth in Article 10 as a condition to any such assignment.

          13.7 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

          13.8 Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by both parties.

          13.9 Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shift any single or partial exercise of any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

          13.10 Interpretation; Absence of Presumption.

               (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise, stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all reference, to any period of days shall be deemed to be to the relevant number of calendar days.

               (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          13.11 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          13.12 Remedies Cumulative; Third Party Beneficiaries. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Only the Seller and Buyer, and their permitted successors and assigns, shall have rights and obligations under the Transactional Documents and no other Persons shall have any rights to enforce any provisions of the Transactional Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by their respective officers, thereunto duly authorized, on and as of the date first set forth above.

DELEAN VISION WORLDWIDE, INC.

By:

Name:
Title:

BRUNO DELEAN

By:

Name: Bruno Delean

NICOLAS VANDENBERGHE

By:

Name: Nicolas Vandenberghe
’
IDENTIX INCORPORATED

By:

Name: Joseph J. Atick
Title: President & CEO